Exhibit 99.1

Franklin Financial Network Announces Quarterly Cash Dividend of $0.06 Per Share

FRANKLIN, Tenn.--(BUSINESS WIRE)--April 29, 2020--Franklin Financial Network, Inc. (the “Company”) (NYSE: FSB), parent company of Franklin Synergy Bank, today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share. The dividend is payable on May 29, 2020, to shareholders of record as of May 15, 2020.

Chief Executive Officer J. Myers Jones, III, commented, “Our management team and employees have gone to great lengths to continue to focus on providing excellent customer service during very trying times. At the beginning of this year, no one could have predicted the extent of the COVID-19 pandemic or the effects it would have in our communities. However, we believe we have a critical role to play in assisting our customers through these difficult times, and we are committed to creating long-term value for our shareholders. Our Board’s decision to continue to pay our quarterly dividend demonstrates the Company’s financial strength and our positive outlook for the future.”

Safe Harbor for Forward-Looking Statements
This media release contains forward-looking statements. Such statements include, but are not limited to, our long-term strategic goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “strategies” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the Company’s actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the Company are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the Company to meet its obligations, and no such representation or warranty is to be inferred.

About the Company
Franklin Financial Network, Inc. (NYSE: FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $3.8 billion at March 31, 2020, the Bank currently operates through 15 branches in the growing Williamson, Rutherford and Davidson Counties and one loan production/deposit production office in Wilson County, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Contacts

Chris Black
EVP, Chief Financial Officer
(615) 721-6096
chris.black@franklinsynergy.com